UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 EXPLANATORY NOTE

On November 1, 2018, ION Geophysical Corporation (“ION” or the “Company”) announced its intention to seek shareholder approval to amend ION’s current 2013 Long Term Incentive Plan (the “LTIP”) to, among other things, add 1.2 million shares into the LTIP that could be granted in the form of restricted stock.

Subsequently, in additional soliciting materials filed with the SEC, ION has announced:

(1)   that ION’s President and CEO, Brian Hanson, intends to ask the Compensation Committee of the Board of Directors of ION, later this year, to approve grants of about 900,000 shares of restricted stock to employees, and

(2)   that, as to such grants, the Compensation Committee would require the following performance triggers, in addition to customary time vesting requirements:

•	one-third of any such award would vest only if the share price of ION’s common stock reaches $17.50 within three years;

•	two-thirds of any such award would vest only if the share price of ION’s common stock reaches $22.50 within three years; and

•	full vesting as to any award would occur only if the share price of ION’s common stock reaches $27.50 within three years.

Brian Hanson today announced the following clarification of the above performance triggers:

“For vesting purposes, the Compensation Committee will require, and I will insist in my proposal to them, that each performance trigger be satisfied if and only if the volume weighted average price per share, at the close of 20 consecutive trading days, meets or exceeds the target price. Our shareholders don’t profit by momentary jumps in our stock price, and neither should our employees, because our LTIP is ultimately about driving value for our shareholders by aligning our employees’ interest with theirs”.

Certain Information and Where to Find It

In connection with the proposed amendments to the LTIP, ION filed a proxy statement on Schedule 14A with the SEC on November 1, 2018 and has filed additional soliciting materials covering matters relating to the LTIP. INVESTORS AND SECURITY HOLDERS OF ION ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT AND ADDITIONAL SOLICITING MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE LTIP AND THE PROPOSED AMENDMENTS THERETO. Investors and security holders may obtain a free copy of the proxy statement and other relevant documents filed by ION with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and any other relevant documents by directing a request by mail or telephone to Investor Relations, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042, telephone 281-933-3339. Copies of the documents filed by ION with the SEC will be available free of charge on the Company’s website at www.iongeo.com.

Participants in Proxy Solicitation

ION and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies with respect to the amendments to the LTIP. Information about these persons is set forth in ION’s proxy statement relating to its 2018 Annual Meeting of Shareholders, as filed with the SEC on April 13, 2018, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of ION’s security holders generally, by reading the proxy statement of April 13, 2018, and other relevant documents regarding the amendments to the LTIP, including the proxy statement on Schedule 14A filed with the SEC on November 1, 2018.